UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54735	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2013, KaloBios Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-3.56147 reverse stock split of the Company’s issued and outstanding capital stock (the “Reverse Stock Split”), effective immediately upon such filing. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Company’s board of directors (the “Board”) previously approved the Certificate of Amendment to effect a reverse stock split of the Company’s issued and outstanding capital stock such that every 3 to 4 shares (the “Reverse Split Range”) of the Company’s capital stock would be combined and reclassified into one share of the Company’s capital stock of the same class and series, with the exact ratio within the Reverse Split Range to be determined by the Board. The Certificate of Amendment was approved by the Company’s stockholders at the Company’s Special Meeting of Stockholders held on November 12, 2012. On December 14, 2012, the Board approved the Reverse Stock Split after determining the reverse stock split ratio to be 1-for-3.56147.

As a result of the Reverse Stock Split, every 3.56147 shares of the Company’s issued and outstanding capital stock were automatically combined and reclassified into one share of the Company’s capital stock of the same class and series. The Reverse Stock Split affected all issued and outstanding shares of capital stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of capital stock will receive a cash payment for any fractional share resulting from the Reverse Stock Split in an amount equal to the fair market value of such fractional shares, based on the fair market value of the applicable capital stock of the Company, as determined in good faith by the Board immediately prior to the Reverse Stock Split.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On January 11, 2013, the holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock of the Company (the “Preferred Stock”) and not less than sixty percent (60%) of the then outstanding shares of Series E Preferred Stock of the Company, acting by written consent without a meeting, adopted resolutions approving:

(i)	the conversion of all outstanding shares of Preferred Stock into shares of Common Stock of the Company (the “Common Stock”) effective immediately prior to, and conditioned upon, the closing of the Company’s proposed initial public offering (the “IPO”), subject to certain conditions; and

(ii)	that any and all shares of Common Stock issued in the IPO not be “Additional Stock” for the purposes of the price-based anti-dilution provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, subject to certain conditions.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ David Pritchard
David Pritchard
Chief Executive Officer

Dated: January 15, 2013